Exhibit 99.1

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EDITED TRANSCRIPT

HIVE - Q2 2017 Aerohive Networks Inc Earnings Call

EVENT DATE/TIME: AUGUST 02, 2017 / 9:00PM GMT

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AUGUST 02, 2017 / 9:00PM, HIVE - Q2 2017 Aerohive Networks Inc Earnings Call

CORPORATE PARTICIPANTS

David K. Flynn Aerohive Networks, Inc. - Chairman, CEO and President

John Ritchie Aerohive Networks, Inc. - CFO, COO and SVP

Melanie Solomon Aerohive Networks, Inc. - Investor Relations

CONFERENCE CALL PARTICIPANTS

Balaji Krishnamurthy Goldman Sachs Group Inc., Research Division - Research Analyst

Elly Neisius Dougherty & Co - Research Analyst

Orin Hirschman AIGH Investment Partners - Portfolio Manager

Daniel Bartus Bank of America Merrill Lynch - Research Analyst

PRESENTATION

Operator

Good day, and welcome to the Aerohive Networks® Second Quarter 2017 Financial Results. Today’s conference is being recorded. At this time, I would like to turn the conference over to Melanie Solomon, Investor Relations. Please go ahead.

Melanie Solomon - Aerohive Networks, Inc. - Investor Relations

Thanks, Camille. Welcome to Aerohive Networks Second Quarter 2017 Financial Results Conference Call. After the market closed today, Aerohive issued a press release through Business Wire. The release is also available on our website at aerohive.com. This call is being webcast live on the Investor Relations section of the Aerohive website and will be available for 30 days.

Today’s call is being hosted by David Flynn, President and Chief Executive Officer, and John Ritchie, Chief Financial Officer and Chief Operating Officer.

During the course of today’s call, management will make forward-looking statements, including statements regarding our projections; operating results; expectations for future revenue growth, operating profitability and operating margin; plans for future investments; product development, deployment, adoption and performance; and expectations of customer buying patterns and the growth of the market for our products and business generally.

These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, and the actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of these uncertainties, risks and changes in circumstances that could affect our financial and operating results, including risks and uncertainties included under the caption Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations in our recent annual report on Form 10-K and quarterly report on Form 10-Q.

Aerohive’s SEC filings are available on the Investors Relations section of our website at ir.aerohive.com and on the SEC’s website at sec.gov.

All forward-looking statements in this presentation and the referenced press release are based on information available to us as of the date hereof, and we disclaim any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Today, we’ll be discussing both GAAP and non-GAAP financial measures. The non-GAAP financial measures have been adjusted to exclude certain charges and are not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. For a reconciliation of these non-GAAP financial measures to the corresponding GAAP measures and a discussion of why we present non-GAAP financial measures, please see today’s press release available on our website.

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AUGUST 02, 2017 / 9:00PM, HIVE - Q2 2017 Aerohive Networks Inc Earnings Call

I will now turn the call over to David Flynn, President and CEO of Aerohive.

David K. Flynn - Aerohive Networks, Inc. - Chairman, CEO and President

Thank you, Melanie. Thank you all for joining us today. We’re pleased to report that we met our revenue guidance, exceeded our gross margin guidance and achieved non-GAAP profitability, delivering EPS at the high end of our guidance range. We also delivered strong growth on our deferred revenue line due to moving the rest of our product line to the Connect-to-Select model that we introduced on our entry-level APs in Q1. As planned, under this model, our business takes on more SaaS-like characteristics, decreasing in-period revenue while increasing our deferred revenue balances. John will talk more about the financial impact of this new model.

We made major progress on the product front in Q2. We expanded our new product and pricing model to our entire product line with the aggressively priced Connect offering for connectivity-oriented environments and the Select offering, which allows us to better monetize the value of our feature-rich subscription services. We received a positive response to the launch of the Connect-to-Select offering on our entry-level APs in Q1 that has provided disruptive entry pricing and a seamless software upgrade to our full-featured Select offering. We’ve seen almost no cannibalization, and Connect gives us access to incremental markets like hot spot, hospitality and other mid-market environments while improving our ability to recruit channels.

Our confidence in this new model prompted us to extend the offering to our entire product line at the end of May. Our Connect-to-Select strategy gives our channel partners a more comprehensive portfolio and was instrumental in enabling us to recruit over 600 new resellers in the first half of the year.

We’re excited about this progress, but have found that it is taking more time and effort than expected to recruit and fully activate this volume of new partners. This effort has been a short-term distraction, particularly within our sales organization, but we believe over the long term, it will drive increased revenue and sales efficiency.

The other major product highlight is the progress we’ve made in maturing the HiveManager® NG platform. I cannot be more pleased with the quality of execution our engineering team has demonstrated this year under new leadership. Every monthly release has been on time, feature-rich and high quality. The product is now meeting the needs of extremely demanding customers, including a $6 billion global real estate company that has successfully deployed their network with NG in spite of their extremely complex multi-organization authentication infrastructure.

We also significantly improved our private cloud and on-premise NG solutions, including a new private cloud offering that could be deployed in minutes in a service provider or enterprise’s private cloud and that can elastically scale to support over 1 million devices and 10 million clients. These offerings are cloud platform agnostic, able to be deployed on AWS, Azure, GCE and VMware, and are making NG a compelling platform for customers or geographies that are reluctant to embrace the public cloud. This offering also enables us to efficiently deploy our public cloud service in more countries to address regional concerns with data sovereignty.

Having addressed the maturity gaps with NG, I’m pleased that we are now pivoting the engineering team to drive more innovation on the platform and working on new business opportunities such as SD-WAN. We’re transforming our branch router offering into a compelling NG-managed SD-WAN offering, enabling us to provide a unified software-defined branch office solution. I’m looking forward to the delivery of SD-WAN early next year as well as a road map of compelling NG features coming on a monthly basis. For carrying this innovation energy through to our 802.11ax product line, where we are still making good progress and are excited about the potential of the technology to deliver a high-efficiency Wi-Fi that will drive an upgrade cycle starting in 2018.

In support of our diversification efforts, I want to highlight a couple of enterprise wins. We had a major win in Korea, where one of the largest electronic companies in the world selected our top-of-the-line dual 5GHz AP550 after an extensive shootout against Cisco and Aruba. Additionally, a 70,000-employee global consulting firm deployed our technology into their India operations as part of a global rollout.

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AUGUST 02, 2017 / 9:00PM, HIVE - Q2 2017 Aerohive Networks Inc Earnings Call

Finally, in Q3, we’re launching a new initiative to attack the hospitality and multi-dwelling unit market through a comprehensive offering including an innovative new wall-plate AP scheduled to ship within a month and software solutions that are purpose-built for the managed service providers that serve this market. On the partnership front, Dell continues to be material, with many enterprise, health and education wins during Q2. We are actively working on deepening our relationship with Dell and are excited about the future of the partnership.

In closing, I’m pleased we achieved our profitability goal, and I’m encouraged with our progress on NG and channel recruitment. However, I am disappointed that it is taking longer than expected to translate this progress into the revenue growth required to offset the expected Q3 weakness in education.

I will now turn it over to John to talk in more detail about our financials.

John Ritchie - Aerohive Networks, Inc. - CFO, COO and SVP

Thanks, Dave. Good afternoon, everybody, and thank for joining us here today. Before I go through the quarter in detail, I’d like to highlight some financial and operational milestones that Aerohive achieved in the second quarter. We met our goal in Q2 of achieving non-GAAP operating profitability and positive non-GAAP EPS. Q2 also marked the eighth consecutive quarter of gross margin improvements in our subscription and support business, increasing significantly on a sequential and on a year-over-year basis. In addition, we met our goal of achieving more than $10 million in subscription support revenue in the second quarter, while significantly building our deferred revenues, which now sit at record levels.

We were meaningfully cash generative in the second quarter and also cash generative on the year-to-date basis. During the balance of my prepared remarks, I will cover our GAAP and non-GAAP P&L, our balance sheet for the second quarter and provide some related commentary on our business. Lastly, I will close by reviewing our financial guidance for the third quarter of 2017.

Now moving on to revenue. The revenue came in at $42.3 million for the second quarter. This was up 16% sequentially and down 11% on a year-over-year basis. We are pleased that Q2 revenue came in line with our prior guidance. Q2’s significant sequential improvement was even more impressive when combined with the meaningful growth we saw in deferred revenue related to our Connect-to-Select strategy. I will talk more about this in more detail during the balance sheet review.

Product revenue was $32 million, up 19% sequentially. Subscription and support contributed a healthy $10.3 million in the quarter. Q2 was a record for subscription and support revenue, coming in at 24% of total revenue, growing 27% compared to the same quarter a year ago and increasing 8% on a sequential basis. This quarter’s results highlight the progress we are making with our recurring revenue streams as our business takes on more SaaS-like characteristics. Our subscription and support revenue line was a key contributor in our goal of achieving non-GAAP profitability in the second quarter.

Moving on to revenue on a geographic basis. Americas revenues were $29.1 million or 69% of total revenues. Americas revenues were up $5.2 million or 22% on a sequential basis and up $0.5 million or 2% on a year-over-year basis. Overall, we’re pleased that Americas grew both sequentially and on a year-over-year basis.

Moving on to EMEA. Revenue for Q2 came in at $10.4 million or 25% of total revenue. EMEA revenue increased $600,000 or 6% on a sequential basis but was down $1.7 million or 14% on a year-over-year basis. Despite the anticipated sequential improvement in Q2, Europe continued to be impacted by the same product transition issues — or challenges we saw in the Americas late last year.

Q2 revenue in the Asia Pac region was $2.8 million or 6% of total revenues, up 6% on a sequential basis. As a reminder, Q2 of last year was the peak of our shipments related to the previously-discussed large Asian retail deal. As we have mentioned before, we expect results in this region to continue to be lumpy given the relatively small revenue base.

In addition, as we’ve also mentioned before, please note that our international business is a material portion of our revenues, and it’s important to remember that we bill all locations in USD, so we may see pricing pressure during extended periods in which the U.S. dollar is strong.

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AUGUST 02, 2017 / 9:00PM, HIVE - Q2 2017 Aerohive Networks Inc Earnings Call

Now I’ll turn to our non-GAAP margins and expenses. Q2 non-GAAP overall margins came in at 68.2%, essentially even when compared with the 68.3% in the same period a year ago and even with the 68.2% we recorded in the first quarter. Non-GAAP product gross margin for the quarter came in at 67%, down as expected when compared with the same period a year ago and down also as expected from the 67.9% we recorded in the first quarter. Non-GAAP subscription and support gross margins came in at 71.8% in the second quarter, up 580 basis points compared with the 66% in the same quarter a year ago and up 260 basis points when compared with the 69.2% from the first quarter. Our overall gross margins came in ahead of our expectations, with the improvement in non-GAAP subscription support margins offsetting the planned decline in non-GAAP product gross margins. As we discussed on last quarter’s call, the expected decline in non-GAAP product gross margins was related to our Connect-to-Select product offering, while we continue — while we expect a continued rise in our non-GAAP software and subscription revenues driven by higher revenue levels over a relatively fixed cost basis.

Non-GAAP operating expenses were $28 million in the quarter, down $5.5 million or 16% when compared with the $33.5 million in the same quarter a year ago and down $700,000 or 3% from the $28.7 million recorded in the first quarter. The year-over-year reduction in non-GAAP operating expenses was related to the previously discussed cost-reduction actions taken earlier in the year.

Moving now to functional spend. Non-GAAP R&D was $8.2 million or 19% of revenue compared with $9.2 million or 19% of revenue in the same period a year ago. And this compares with $8 million or 22% of revenue in the first quarter. Non-GAAP sales and marketing came in at $15.9 million or 38% of revenue in Q2, even with the $15.9 million or 44% of revenue in Q1. On a year-over-year basis, non-GAAP sales and marketing spend was down from $19.3 million or 40% of revenue. The decline in non-GAAP sales and marketing expenses was partially related to lower headcount costs and lower discretionary spend.

Lastly, moving on to G&A. G&A expenses came in at $3.9 million or 9% of revenue in Q2 compared to $5.1 million or 11% of revenue in the same period a year ago. This compares to $4.8 million or 13% of revenue in the first quarter. Non-GAAP G&A expenses declined almost 20% on a sequential basis and 23% on a year-over-year basis. The decline in non-GAAP G&A expense is primarily attributable to lower legal costs.

Overall, non-GAAP operating margins came in at a positive 2.1%, a 420-basis-point improvement when compared to the negative 2.1% in the same period a year ago and a 1,290-basis-point improvement when compared to the negative 10.8% in the first quarter. Our non-GAAP operating income was $900,000, a $1.9 million improvement when compared to the non-GAAP operating loss of $1 million in the same period a year ago and a $4.8 million improvement when compared to the Q1 non-GAAP operating loss of $3.9 million. We reported non-GAAP net income of $600,000 in the second quarter compared to a net GAAP — a net loss, non-GAAP loss, of $1 million in the same quarter a year ago and a non-GAAP loss of $4.1 million in the first quarter. This translates to a non-GAAP net profit of $0.01 per share compared to a non-GAAP net loss of $0.02 in the same period a year ago and a non-GAAP net loss of $0.08 in the prior quarter. The non-GAAP net profit per share for Q2 is based on 54.4 million weighted average common shares outstanding.

On a GAAP basis, in Q2, the net loss was $0.07 per share compared with the net loss of $0.15 per share a year ago and a net loss of $0.17 per share in the prior quarter. Our Q2 GAAP net loss includes stock-based compensation charges of $4.4 million.

Now moving on to the balance sheet. Cash and short-term investments as of the end of June totaled $80.2 million, a sequential increase of $5.4 million, making us cash positive for Q2 and on a year-to-date basis. The growth in cash is net of approximately $1 million that we used in Q2 for our repurchase of approximately 210,000 shares of Aerohive stock as part of our previously announced repurchase program.

Moving on to inventory. Those levels increased $3.3 million to $15 million at the end of the quarter compared with $11.7 million at the end of Q1. The increase in inventory was partially related to a regulatory requirement for new SKUs for the European market. We expect this bump in inventory to be temporary in nature and trend down over the next several quarters. Accounts receivable increased to $22.9 million as of June 30 compared to $21.6 million at the end of the first quarter. DSOs decreased significantly from 54 days to 49 days. The modest increase in the overall AR balances is related to higher revenue levels, partially offset by improved shipment linearity within the quarter.

Our deferred revenue balances now stand at $67.9 million, an all-time high, compared to $64.9 million in the previous quarter. Given that our Connect-to-Select strategy results in business take — the business taking on more SaaS-like characteristics, going forward, we expect more of our revenues to be deferred. This shift to deferred revenue will of course impact our top line. We estimate in Q2, the impact to the top line was approximately $1.2 million. Our revenue guidance going forward will take this into consideration. And for Q3, we are anticipating an impact of approximately $2.5 million.

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AUGUST 02, 2017 / 9:00PM, HIVE - Q2 2017 Aerohive Networks Inc Earnings Call

Now moving on to the guidance for Q3. We currently anticipate revenue in the range of $37.5 million to $40 million. This accounts for a full quarter of Connect-to-Select product strategy across our entire portfolio and also reflects the challenges Dave mentioned in his prepared remarks. On a non-GAAP basis, we expect gross margins to be in the range of 66% to 67%, driven by the impact of our new Connect-to-Select product offering, partially offset by strong margins from our subscription and software business. On a non-GAAP basis, we expect operating margins to be between negative 3% and 8%. We expect other income and expense, including tax expense, to be approximately $200,000 in the quarter. Lastly, we expect the non-GAAP loss per share in Q3 to be between $0.03 and $0.06 based on the estimated share count of approximately 54 million shares. On a GAAP basis, we expect the Q3 net loss to be between $0.13 and $0.16 per share based on a similar share count.

And you may have already seen this, but we did recently announce the extension of our share repurchase program, which will now continue through June 30, 2018.

With that, I’ll turn the call back over to Dave for some additional remarks.

David K. Flynn - Aerohive Networks, Inc. - Chairman, CEO and President

Thank you, John. While I am disappointed in our Q3 guidance, I am encouraged by the significant progress on our product portfolio and channel recruitment. I want to let you know we are now focused on capitalizing on the improvements in HiveManager NG and our Connect-to-Select product strategy. And with these foundations in place, plus the activation of over 600 newly recruited VARs, we’ll be in a better position to regain momentum in the coming quarters.

I’d like to close by thanking our customers and employees for their continued loyalty and dedication.

And we’ll now take your questions. Operator?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And our first question is from Doug Clark with Goldman Sachs.

Balaji Krishnamurthy - Goldman Sachs Group Inc., Research Division - Research Analyst

This is Balaji on behalf of Doug. Maybe I’ll follow up on that last thought you had there. Do you have any level of visibility into when you expect these VARs and the channel ramp to happen? How far out is that? Is it a one quarter event for you or longer than that from here?

David K. Flynn - Aerohive Networks, Inc. - Chairman, CEO and President

Yes, we expect to see kind of continuous improvement, although, to be honest, we had expected to see a little bit more lift from that in Q3 based on the good progress we made in Q2. We had a — as we previously commented, education is light in Q3, and we expected the product progress in NG and the VAR recruitment to have kicked in and allowed us to deliver year-over-year growth in the quarter, but it is a continuous progress. And I think it will get better every quarter. And we’ll — obviously, we’re not projecting growth in Q3, but we are driving to deliver growth this — turn this into growth as quickly as possible.

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AUGUST 02, 2017 / 9:00PM, HIVE - Q2 2017 Aerohive Networks Inc Earnings Call

Balaji Krishnamurthy - Goldman Sachs Group Inc., Research Division - Research Analyst

Got it. And then just a follow-up on E-Rate. Are there any metrics you can provide there, first of all? And then I wanted to follow up on a comment you made on the last earnings call where you highlighted the letter from the FCC to USAC and that they needed to fix issues by May, they had a deadline of — in the quarter. So any updates on that front? What are you hearing?

David K. Flynn - Aerohive Networks, Inc. - Chairman, CEO and President

Yes. So I think last earnings call, we had commented that the E-Rate program continued to be administratively troubled and had - was leading people to - less demand for E-Rate funds because people were getting fed up with the program. I think the final results for the year, the industry-wide results kind of indicate that. As we had mentioned, E-Rate is a troubled program. The demand for Wi-Fi for the year was down about 30% year-over-year. Obviously, many people are looking to fund with other vehicles because of the execution issues USAC has had with the E-Rate. But that is how the 2017 program ended up. The letter that was sent to the Chair of USAC did result in the Chair’s resignation. And so there’s a new Chair in place and they’re working to improve things. But I think it’s too early to say if it’s going to be a material improvement this year or not. We’re clearly focused on building other parts of the business and reducing the dependence on the E-Rate. That’s a very high priority for us as a company and one of the foundational elements of our efforts on Connect-to-Select, our attack on the hospitality vertical market and the maturity of NG and the new SD-WAN initiative, all of which are new things we’re driving to reduce the dependency on education going forward.

Operator

Our next question comes from Elly Neisius with Dougherty.

Elly Neisius - Dougherty & Co - Research Analyst

This is Elly Neisius on behalf of Catharine Trebnick. I know that you touched on it briefly, but I was just wondering if you could provide a little more color on the educational vertical this quarter and how it performed?

David K. Flynn - Aerohive Networks, Inc. - Chairman, CEO and President

Yes, Q2 is historically a seasonally strong education quarter. And similar to last year, overall education business was in the low- to mid-40s as a percentage of the business. It had some benefit from delayed E-Rate spending from last year, but it was largely in line with historical Q2 patterns.

Elly Neisius - Dougherty & Co - Research Analyst

All right. Just to kind of follow up on that, how would you say that the noneducational verticals performed? And did you see any traction with those?

David K. Flynn - Aerohive Networks, Inc. - Chairman, CEO and President

Yes, I think, as I said, Q2 tends to have a slightly heavier education rate than other quarters, but we were pleased with the progress in the other verticals that came in as expected. Fairly kind of usual kind of consistent balance with health care, retail, enterprise all making up a substantial portion of the business. Education in a normal quarter, in total it tends to run a little bit below 40%, and in Q2 it normally spikes a little bit above it. So a consistent pattern.

Operator

(Operator Instructions) Our next question comes Orin Hirschman with AIGH Investment Partners.

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AUGUST 02, 2017 / 9:00PM, HIVE - Q2 2017 Aerohive Networks Inc Earnings Call

Orin Hirschman - AIGH Investment Partners - Portfolio Manager

Can you just go through a little bit more on the enterprise side. You mentioned some big wins against competitive bake-offs. Can you just give more color there, if you’re beginning to see a better win percentage? What’s going to make a difference on that business going forward? Because there are - it is obviously meaningful in terms of the deal side.

David K. Flynn - Aerohive Networks, Inc.- Chairman, CEO and President

Yes, as we’ve said in the past, usually, our challenge with the enterprise projects is getting into the opportunity, getting the at-bat, and that’s one of the things we’re increasingly developing our VAR channel to help get us into more of these opportunities to get more leverage in the go-to-market model. I think in terms of once we get into these engagements, I think the win rates are fairly consistent. I think we have mentioned previously, we had seen some elongated sales cycles as we transitioned to the NG product. I think that affected some projects in prior quarters. We are seeing the NG product do better and better in its - in those shootouts and evaluations and are encouraged by that progress and think it will continue with the strong road map of monthly releases making that product more competitive. And many of the - some of the projects that we mentioned, the innovative, the dual 5GHz radio design we had done, that’s been a compelling factor in many projects and continues to be the best dual 5GHz design in the industry. And the maturation of the cloud platform also continues to help to improve our position.

Orin Hirschman - AIGH Investment Partners - Portfolio Manager

In terms of the Dell relationship with some of the ramping/lumpiness/switched vertical (inaudible)

John Ritchie - Aerohive Networks, Inc. - CFO, COO and SVP

Well, I think at the highest level, Dell, we continue to make progress, see kind of expansion with them. They were material this quarter. And Dell’s - and from a vertical perspective, I think Dell’s vertical is lined up very well with ours. Dave, would you concur with that?

David K. Flynn - Aerohive Networks, Inc. - Chairman, CEO and President

Yes. We’ve seen - they tend to - they have a bit better access into some larger enterprise - probably a lot better access, they have much more sales coverage, and they help with some of these projects. But we also - they do, do a fair amount of education and mid-market business, too. So the overall composition is not materially different than the core business that we have.

John Ritchie - Aerohive Networks, Inc. - CFO, COO and SVP

Yes, another indicator we have that we could share with you that, that relationship is getting better is we’re constantly working with Dell in a very cooperative way to ease transaction flow to kind of - make transaction flow smoother and more efficient between the organizations, and clearly both Aerohive and Dell are investing in that. So we have great hopes for that as we move forward.

Orin Hirschman - AIGH Investment Partners - Portfolio Manager

And on the last two questions, one is following up on a prior question from one of the analysts, and maybe just to highlight seasonality as an indication in Q4 versus Q3 and combine that with expectations for some level of progress on the strategy overall for enterprise and other.

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AUGUST 02, 2017 / 9:00PM, HIVE - Q2 2017 Aerohive Networks Inc Earnings Call

John Ritchie - Aerohive Networks, Inc. - CFO, COO and SVP

Well, I’ll tell you, I’ll take a shot at that, and Dave, jump in. But we would like to think that we’ve seen improvement heading into Q4. I think we — one of the reasons that we highlighted the 600 channels — 600 channel partners that we added was to give some sort of tangible material evidence that if we’re successful in activating these channels, we should get back to revenue growth. Now I want to be careful we don’t give Q4 guidance, but all the indications are that if we execute, we take advantage of the improvements you see in NG, we take advantage of our relationship with Dell and we take advantages of the Connect-to-Select strategy as it relates to bringing these new channels online, we should see improvement in the fourth quarter.

Orin Hirschman - AIGH Investment Partners - Portfolio Manager

On that same note, was there something that was better in Q2 than you expected versus Q3? In trying to pull it out, obviously, deferred makes a little bit of a difference, but try and pull that out of the equation.

David K. Flynn - Aerohive Networks, Inc.- Chairman, CEO and President

Yes, I think in terms of the sequential compare — because it clearly, the change in deferred, the whole quarter impact of deferred is a meaningful part of it. And then the other part is, it is — we had anticipated — as we had anticipated, a bad E-Rate year for 2017. That is more reflected in Q3 and Q4 that, particularly if you look at Q3, we had anticipated that to be down versus Q2 for education, because Q2 benefited from some of the leftover 2016 education business. So you have a lower starting point with education, and it’s up to us to — we are delivering growth — we’re focused on growing the other components of the business to offset that.

Orin Hirschman - AIGH Investment Partners - Portfolio Manager

Q4 is traditionally lower than Q3 on the education? Or is similar? Or better?

David K. Flynn - Aerohive Networks, Inc. - Chairman, CEO and President

It has — it’s varied, depending on how — the execution of the E-Rate program. Typically, it is flattish, although there’s different years it’s bounced around a little bit. I think last year, it was a little bit stronger in Q4 than Q3, but only marginally.

Operator

Our next question is from Tal Liani with Bank of America Merrill Lynch.

Daniel Bartus - Bank of America Merrill Lynch - Research Analyst

This is Dan Bartus on behalf of Tal. Just a couple of questions from my end. First is, I want to dig into the strategy a little bit more for Connect-to-Select. It sounds like you’re doing it across all products now. So if you’re taking your entire product line and giving it away for potentially a fraction or a discounted price upfront, can you walk me through how do we don’t see more pressure on gross margins, if this is increasingly successful over the next few quarters?

John Ritchie - Aerohive Networks, Inc. - CFO, COO and SVP

Well, this is John speaking. We are — the guidance — if you look at our guidance on gross margins, we’ve been stepping that guidance down. We’ve stepped it down over the past several quarters. I think what we’re seeing and what we’re — we’re seeing some upward surprise and some more benefit coming out of the subscription and software business which is offsetting the decline that we’re seeing in the hardware. I mean we, on a year-over-year basis, we were up almost 6 full percentage points in terms of the margins on our software and subscription business.

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AUGUST 02, 2017 / 9:00PM, HIVE - Q2 2017 Aerohive Networks Inc Earnings Call

David K. Flynn - Aerohive Networks, Inc. - Chairman, CEO and President

The important thing is, that we mentioned that when we launched the strategy the concern was oh, there’s going to cannibalization. Your existing customers are going to all opt for the Connect offering and not pay the Select, because we came out with a lower hardware price with a lighter weight fee cloud subscription, and we raised the prices of the feature-rich Select software. What we’ve seen is that people are — the customers are overwhelmingly — kind of the existing customers are staying with the Select offering and they’re paying that, and so you’re just seeing a shift from short-term immediate product revenue to deferred revenue, which is a good thing over time. That takes on more of a SaaS-like characteristic. To the extent we get incremental — there could be a bunch of incremental business that happens with the Connect as we activate the channels and drive that more aggressively. That business will be at a lower gross margin, but we expect it to be a highly efficient business with a leveraged channel model that we believe over time will lead to higher operating profit, even if it is a slightly lower gross margin for those transactions.

Daniel Bartus - Bank of America Merrill Lynch - Research Analyst

Okay, that’s helpful and makes sense. So clearly, a little bit of pressure on the product margin line. I mean, that does lead into my next question. It is on the services gross margins. Really impressive year-over-year growth. But where does that go from here if Connect really takes off? Because the way I’m thinking about it is you give them a scaled-down software version so you’re charging them less, but then you have kind of the same infrastructure and headcount related to that services. So I’m just trying to think about what do you need to add incrementally on the services side? And could we see any actual pressure on the gross margin for the services side as well?

David K. Flynn - Aerohive Networks, Inc. - Chairman, CEO and President

So keep in mind that the services side and the support side for Connect are relatively light. The customers do have the opportunity of kind of upgrading their service, which would be a margin opportunity for us. But I — the pressure — the margins are sustainable. I don’t see — the mix skewing towards Connect I don’t think would have a meaningful — would put meaningful pressure on those margins.

John Ritchie - Aerohive Networks, Inc. - CFO, COO and SVP

Obviously, we’re — we’re taking advantage of the scale economies you get from a cloud platform that we can actually, with the infrastructure we have and the elastic cloud platform that NG was built to be, we can add devices very efficiently and get those good economics as we scale it. So the incremental costs to add an additional device onto that cloud platform is relatively low, and we don’t expect it to have any material impact on those SaaS subscription margins.

Daniel Bartus - Bank of America Merrill Lynch - Research Analyst

Okay, great. And that’s helpful as well. And then the last one from me, and I’ll cede the floor. Just quickly, sorry if I missed it, but how is the partnership with Juniper going as well? Is there any update there? And is there an opportunity for you guys to really beef up that partnership and make it more like Dell longer term?

John Ritchie - Aerohive Networks, Inc. - CFO, COO and SVP

Yes. So I think we continue the - we’ve had a collaborative meet-in-the-channel partnership with Juniper, which is — we have a common enemy of Cisco and HP, and we have almost some aligned channels, and we leverage that for those relationships. At this point, I don’t see it evolving to - Dell is much closer to an OEM deal. The OEM is software, they resell the hardware and their people get paid for selling Aerohive. We don’t anticipate that Juniper would go to that model. We anticipate it to continue to be a meet-in-the-channel partnership.

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AUGUST 02, 2017 / 9:00PM, HIVE - Q2 2017 Aerohive Networks Inc Earnings Call

Operator

And that does conclude our question-and-answer session. I’d like to turn the call back over to David Flynn for closing remarks.

David K. Flynn - Aerohive Networks, Inc. - Chairman, CEO and President

All right. Thank you. Thank you all for joining us today. We will be at the upcoming Oppenheimer and Davidson conferences in August. I hope to see many of you there.

John Ritchie - Aerohive Networks, Inc. - CFO, COO and SVP

Thank you.

Operator

Once again, that does conclude today’s call. We appreciate your participation.

“Aerohive Networks” and “HiveManager” are registered trademarks of Aerohive Networks, Inc. All Rights Reserved.

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